Exhibit 99.1

FOR IMMEDIATE RELEASE

THE WORNICK COMPANY ANNOUNCES CONSOLIDATION OF OPERATIONS

February 6, 2006:  The Wornick Company, a leading manufacturer of operational rations for the U.S. military, will gradually shift operations from its McAllen, Texas plant to the Greater Cincinnati Tri-state area during the next several months.  Both locations will operate concurrently, to maintain uninterrupted support to our customers during the transition period.

This will position the company’s manufacturing and assembly operations in close geographic proximity, simplify logistics, improve our capability for fast response to customers, and reduce costs.  Specific details of the transition plan will be shared with Wornick’s workforce and suppliers.

Wornick has operated in McAllen for many years, primarily for product assembly, and employs 270 staff members.  The company’s food processing activities, located in the Cincinnati area, employs 460 staff members.  During transition, the workforce in Cincinnati will be increased by approximately 200 assembly workers as operations terminate in Texas.  The Company is committed to providing appropriate transition assistance to employees impacted by this re-alignment.  In addition, members of the workforce in McAllen will be eligible to apply for open positions in Cincinnati.

“Wornick has served its customers with the support of an extraordinarily dedicated workforce in McAllen.  However, the ever increasing need of our customers for speed and flexibility has severely stretched our ability to operate two facilities located so far apart,” stated Mike Thompson, Wornick President and CEO.  “We regret the need to consolidate our operations, but we are confident this change will allow us to shift from managing an extended logistics chain to accelerated development of new products and services to grow into the future.”

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Contact:  Brian Lutes, Chief Financial Officer, (513) 552-7448

4701 Creek Road, Suite 200, Blue Ash, Ohio 45242*513.552.7400*513.552.7600